Exhibit 4.1
Form of Subordinated Note
UNLESS THIS NOTE IS PRESENTED BY THE HOLDER (AS DEFINED HEREIN) OR A REPRESENTATIVE THEREOF TO THE COMPANY FOR REGISTRATION, TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OR TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE IS REGISTERED IN THE NAME OF THE HOLDER, OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE HOLDER (AND ANY PAYMENT HEREON IS MADE TO THE HOLDER OR SUCH OTHER PERSON OR ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE HOLDER), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND IT MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO: (1) REGISTRATION IN COMPLIANCE WITH SUCH ACT AND SUCH STATE LAWS; OR (2) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT AND SUCH STATE LAWS. FURTHER, THIS NOTE IS SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER, AS SET FORTH IN SECTION 17 OF THIS NOTE.
THIS OBLIGATION IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL AGENCY. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY AND IS NOT SECURED.
QCR Holdings, Inc.

Number [Principal Amount]	March 19, 2010
6.00% Series A Subordinated Note Due September 1, 2018
For Value Received, the undersigned, QCR Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [                    , [type of entity]] [or] [                    [Name]                    , an individual with an address of                     [Address]                    ,] or any holder hereof from time to time (the “Holder”), at such place as may be designated in writing by the Holder, the principal sum of [                    ] DOLLARS ($[                    ]) on September 1, 2018 (the “Maturity Date”), and to pay interest thereon from the date hereof (the “Original Issuance Date”) or from the most recent interest payment date to which interest on this Note (or any predecessor Note) has been paid or duly provided for, semi-annually on June 30 and December 30 of each year (each, an “Interest Payment Date”) from and after the date hereof, beginning on June 30, 2010, and at maturity, until the principal hereof is paid or made available for payment.

1.
This Subordinated Note (this “Note”) is one of a duly authorized series of subordinated notes of the Company limited to the aggregate principal amount of $5,000,000 (collectively, the “Subordinated Notes”), all issued or to be issued under and pursuant to a Subscription Agreement (as amended, restated, supplemented or otherwise modified from time to time, herein referred to as the “Subscription Agreement”) between the Company and each of the holders of the Subordinated Notes. Reference is hereby made to the Subscription Agreement for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the holders of the Subordinated Notes. The Company is issuing the Subordinated Notes as part of a private placement of Units to investors who qualify as “accredited investors,” as such term is defined under Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. Each Unit consists of a 6.00% Series A Subordinated Note, due September 1, 2018, $1,000 principal amount, and a detachable warrant to acquire 20 shares of the Company’s common stock, at a per share exercise price equal to the greater of: (i) $10.00; or (ii) the market price of the Company’s common stock on the closing date of this offering.

2.
This Note bears interest at a rate of 6.00% per annum. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall be paid in U.S. dollars to the person in whose name this Note (or any predecessor Note) is registered at the close of business on the regular record date (the “Regular Record Date”) for such interest, which will be the close of business on June 15 or December 15, as the case may be, next preceding the relevant Interest Payment Date (whether or not a Business Day, as defined below); provided, however, that interest payable at maturity on this Note shall be payable to the person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the person in whose name this Note (or any predecessor Note) is registered at the close of business on a special record date for the payment of such defaulted interest (the “Special Record Date”) to be fixed by the Company, notice of which shall be given to the holders of Subordinated Notes not less than ten (10) days prior to such Special Record Date, or be paid at any time in any other lawful manner.

3.
In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.
Any cash payment of interest or principal on this Note shall be made directly by the Company to the Holder in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. There is no trustee or paying agent appointed with respect to this Note.

5.
So long as any portion of the unpaid principal of this Note is deemed to be Tier 2 capital of the Company in accordance with the rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) applicable to the capital status of the subordinated debt of bank holding companies, the rights of the Holder to the principal sum hereunder or any part hereof and to any accrued interest thereon shall remain subject and subordinate in right of payment (in accordance with the Federal Reserve’s subordinated debt policy statement, 12 C.F.R. §250.166, as supplemented by Federal Reserve Supervisory Letter SR 92-37 (October 15, 1992)) to the claims of: (i) creditors of the Company holding senior indebtedness, which shall include, at a minimum, the following: (A) all borrowed and purchased money; (B) similar obligations arising from off-balance sheet guarantees and direct credit substitutes; and (C) obligations associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements; and (ii) general creditors (collectively, “Senior Claims”). Upon dissolution or liquidation of the Company, no payment of principal, interest or premium (including post-default interest) shall be due and payable under the terms of this Note until all Senior Claims shall have been paid in full. The Subordinated Notes rank equally among themselves and equally with all of the Company’s other present or future unsecured subordinated debt, except any of its unsecured subordinated debt which may be expressly stated to be subordinated to the Subordinated Notes.

6.	This Note is not subject to any sinking fund.
7.
The Company shall not be required to pay any additional amounts on this Note to compensate any Holder or beneficial owner for any United States tax withheld from payments of principal of or interest on this Note.

8.	Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
9.
If an Interest Payment Date is not a Business Day, the Company shall pay interest on the next day that is a Business Day, with the same force and effect as if made on the Interest Payment Date, and without any interest or other payment with respect to the delay. If the Maturity Date falls on a day that is not a Business Day, the payment of principal and interest, if any, shall be made on the next succeeding Business Day and no interest shall accrue for the period from and after such Maturity Date. For purposes of this Note, the term “Business Day” means a day other than a Saturday, a Sunday or any other day on which banking institutions in Chicago, Illinois, are authorized or required by law or executive order to remain closed.

10.
The principal of and interest on this Note shall be payable on the Maturity Date in immediately available funds upon presentation and surrender of this Note at the Company’s main office located in Moline, Illinois, or at such other place or places as may be designated from time to time by the Company.

11.
No recourse shall be had for the payment of principal of or interest on this Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor corporation.

12.
An event of default (“Event of Default”) in respect of this Note shall occur only if: (i) the Company applies for, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator for itself under Chapter 7 or Chapter 11 of the United States Bankruptcy Code, as amended or recodified (the “Bankruptcy Code”), or in the absence of such application, consent or acquiescence, a trustee, conservator, receiver or liquidator is appointed for the Company under the Bankruptcy Code, and is not discharged within sixty (60) days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution, liquidation, or conservatorship proceeding is instituted by or against the Company under the Bankruptcy Code, and if instituted against the Company, is consented or acquiesced in by it or remains for sixty (60) days undismissed, or if the Company is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Bankruptcy Code; or (ii) any of the banking subsidiaries of the Company apply for, consent to or acquiesce in the appointment of a receiver for itself or, in the absence of such application, consent or acquiescence, a receiver is appointed for any of the banking subsidiaries of the Company and is not discharged within sixty (60) days. Upon an Event of Default, the Company shall promptly mail notice of the occurrence of such Event of Default to the Holder of this Note. The Holder may, however, waive any Event of Default and its consequences.

13.
If any Event of Default has occurred and is continuing, the Holder may declare the principal hereof, together with any unpaid accrued interest thereon, to be due and payable immediately upon written notice thereof to the Company. There shall be no right of acceleration in the case of a default in the payment of principal of or interest hereon or the performance of any of the Company’s other obligations hereunder or under the Subscription Agreement.

14.
If the Company fails to make a payment of principal of or interest hereon, the Company may not: (i) declare or pay any dividends on, redeem or otherwise acquire any of its common stock, make any other distributions with respect to its common stock or set aside any monies or properties for said purposes; or (ii) make any payments (whether principal, interest or otherwise) on any indebtedness that ranks junior to this Subordinated Note or set aside any monies or properties for said purposes.

15.
If the Company fails to make payment of principal of or interest hereon (and, in the case of payment of interest, continues such failure to pay for thirty (30) days), the Company shall, upon demand of the Holder, pay to the Holder of this Note the whole amount then due and payable on this Note, with interest on the overdue amount at the rate borne by this Note. This demand is not an acceleration of this Note. If the Company fails to pay such amount upon such demand, the Holder may, among other things, institute a judicial proceeding for the collection of the overdue amount.

16.
Subject to the following sentence and the receipt of any necessary regulatory approval, the Company has the option to redeem this Note, in whole or in part, at any time on or after the first anniversary of the date of issuance, or, if the Subordinated Notes cease to be deemed to be Tier 2 capital, at any time on or after the date of issuance, in each case, in accordance with the terms of the Subscription Agreement, at a price equal to 100% of the principal amount of the Note redeemed, plus accrued but unpaid interest to the Redemption Date. Any such redemption must be pari passu among all holders of the Subordinated Notes. “Redemption Date” means the date fixed for the redemption of this Note. If the Company is redeeming less than all of the Subordinated Notes at any time, the Company will select the Subordinated Notes to be redeemed in principal amounts of $500 and any integral multiples of $500 in excess thereof, on a pro rata basis to the extent practicable. Any notice of redemption will be mailed by first class mail, postage prepaid, at least thirty (30) but not more than sixty (60) days before the Redemption Date to the Holder at the Holder’s registered address. If any Subordinated Note is to be redeemed in part only, any notice of redemption that relates to such Subordinated Note will state the portion of the principal amount thereof that has been or is to be redeemed. The Company will issue a new Subordinated Note in a principal amount equal to the unredeemed portion of the original Subordinated Note in the name of the Holder upon cancellation of the original Subordinated Note. All Subordinated Notes that remain outstanding after any partial redemption must have a principal amount of at least $500 and any integral multiples of $500 in excess thereof. Subordinated Notes called for redemption become due on the Redemption Date. On and after the Redemption Date, interest ceases to accrue on Subordinated Notes or portions of them called for redemption. This Note is not subject to repayment at the option of the Holder.

17.
This Subordinated Note is not transferable, in whole or in part, to any person, other than: (i) transfers made for bona fide estate planning purposes to family members; (ii) transfers upon the death of the Holder according to Holder’s will or the laws of intestate succession; or (iii) involuntary transfers by operation of law.

18.	The Subordinated Notes will initially be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, but the minimum investment by any Holder is $10,000.
19.	Notices to the Holder of this Note shall be given by registered mail, postage prepaid, to the address of the Holder as it appears on the Company’s Note register.
20.
Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company shall, at the Holder’s expense, execute and deliver in lieu thereof a new Note in a principal amount equal to the unpaid principal amount of such lost, stolen, destroyed or mutilated Note, dated the date to which interest has been paid on such lost, stolen, destroyed or mutilated Note; provided that: (i) in the case of any such loss, theft or destruction, the Holder shall have delivered to the Company an indemnity reasonably satisfactory to the Company indemnifying and holding the Company harmless from any and all liability, claim or damage resulting from such loss, theft or destruction; or (ii) in the case of any such mutilation, upon surrender of this Note to the Company.

21.	If any Holder of this Note is a depository institution, such Holder expressly waives any right of offset it may have against the Company.
22.
This Note shall be construed in accordance with and governed in all respects by the laws and decisions of the State of Illinois, without regard to conflicts of law, except as the same may be superseded by the laws of the United States of America.

23.
The Company, upon authorization of its board of directors, may modify, amend or supplement certain provisions of this Note without the consent of the Holder affected thereby to: (i) evidence succession of another entity to the Company and the assumption by any such successor of the Company’s obligations under this Note; or (ii) add further or supplement covenants, restrictions or conditions for the protection of the Holder. The Company, upon authorization by its board of directors, also may amend or modify the provisions of this Note with the consent of the Holder for the purposes of supplementing, changing or eliminating any other provisions of this Note. Under no circumstances may the Company and the Holder enter into an agreement for the purpose of changing the date of maturity or the terms of subordination of any Subordinated Note without the prior consent of the Federal Reserve.

In Witness Whereof, the Company has caused this Note to be signed in its name by its authorized officer the day and year first above written.

QCR Holdings, Inc.
By:
Name:
Title:

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